Exhibit No. 4.2


		   FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE, dated as of September 9, 1996, between and among TPI Enterprises, Inc. a corporation duly organized and existing under the laws of the State of New Jersey ("ENTERPRISES"), TPI Restaurants, Inc., a corporation duly organized and existing under the laws of the State of Tennessee (the "GUARANTOR"), THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "TRUSTEE"), and Shoney's, Inc., a corporation duly organized and existing under the laws of the State of Tennessee (the "COMPANY").

		       W I T N E S S E T H:

     WHEREAS, Enterprises, the Guarantor and the Trustee are parties to an Indenture dated as of July 15, 1992 (the "Indenture"), providing for the issuance of certain subordinated and unsecured debentures of Enterprises in the principal amount of Fifty-One Million Five Hundred Sixty-three
Thousand and 00/100 Dollars ($51,563,000.00), which are designated the 8.25% Convertible Subordinated Debentures due 2002 (the "Securities") and are the only securities issued and outstanding under the Indenture;

     WHEREAS, the Securities are fully guaranteed as to the payment of principal and interest, but on a subordinated basis, by the Guarantor (the "Guarantee");

     WHEREAS, Section 901 of the Indenture permits Enterprises to convey, transfer, or lease its properties and assets substantially as an entirety to any Person, subject to compliance with the conditions set forth in
Section 901, including, but not limited to, the requirement that the Person acquiring by conveyance or transfer of the properties and assets of Enterprises substantially as an entirety shall be a corporation, partnership or trust validly organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia, and shall expressly assume, by an indenture supplemental thereto the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance or observance of every other covenant of the Indenture on the part of Enterprises to be performed or observed and shall have provided for conversion rights in accordance with
Section 1311;

     WHEREAS, Section 902 of the Indenture further provides that upon any conveyance or transfer of the properties and assets of Enterprises substantially as an entirety in accordance with Section 901 of the Indenture, the successor Person to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Enterprises under the Indenture with the same effect as if such successor Person had been named as the company and Enterprises shall be relieved of all obligations and covenants under the Indenture and the Securities;

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     WHEREAS, in connection  with  the  acquisition  by  the Company of the assets of Enterprises substantially as an entirety, the Company desires to assume the obligations of Enterprises under the Indenture and with respect to the Securities;

     WHEREAS, the Guarantor desires to confirm that the Guarantee shall apply to the Company's obligations for the due and punctual payment of the principal of and premium, if any, and interest on, and any Redemption Price or any Repurchase Price with respect to, the Securities as provided by
Article IV of the Indenture;

     WHEREAS, Section 1001 of the Indenture provides that Enterprises and the Guarantor, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to evidence the assumption by any Person of the covenants of Enterprises in the Indenture and in the Securities;

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     Section 1. CONFIRMATION OF THE INDENTURE; DEFINITIONS. Except as amended and supplemented hereby, the Indenture is hereby confirmed and reaffirmed in all particulars. Without limiting the generality of the foregoing, all representations, covenants, agreements, obligations and rights contained in the Indenture or herein and all security for the same are and shall be for the equal and proportionate benefit and security of the Holders of all Securities issued and outstanding under the Indenture, as amended hereby. Anything in the Indenture or herein to the contrary notwithstanding, all recitals, definitions and provisions contained in this First Supplemental Indenture shall take precedence over the recitals, definitions and provisions of the Indenture to the extent of any conflict between the two. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

     Section 2. ASSUMPTION BY THE COMPANY OF ENTERPRISES' OBLIGATIONS. Pursuant to Section 901 of the Indenture, as amended hereby, the Company hereby assumes the obligations of Enterprises for the due and punctual payment of the principal of (and premium, if any), and interest, if any, on and any other payments with respect to, the Securities and the performance of every other covenant of the Indenture and the Securities on the part of Enterprises to be performed and observed.

     Section 3. CONFIRMATION BY GUARANTOR OF GUARANTEE. The Guarantor hereby confirms that its Guarantee shall apply to the Company's obligations under the Securities and the Indenture, as amended hereby, and remains in full force and effect

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notwithstanding the release  of  Enterprises from all obligations and covenants under the Indenture and the Securities.

     Section 4.     ADJUSTMENT  OF  CONVERSION RIGHTS FOR  HOLDERS  OF  THE
SECURITIES.   Article Thirteen, Sections  1301  through  Section  1312,  is hereby amended and restated in its entirety to read as follows:

		     Conversion of Securities

SECTION 1301.  CONVERSION PRIVILEGES.

	  Subject to and upon compliance with the provisions of this Article, at the option of the Holder thereof, any Security or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted at the principal amount thereof, or of such portion thereof, into Liquidation Units (as hereinafter defined) at a price of $6.50 per Liquidation Unit (calculated as to each conversion to the nearest 1/100th of a Liquidation Unit). Such conversion right shall expire at the close of business on July 1, 2002. In case a Security or portion thereof is called for redemption at the election of the Company or is subject to repurchase by the Company pursuant to Article Fifteen hereof, such conversion right in respect of the Security or portion so called or subject to repurchase shall expire at the close of business on the fifth Business Day preceding the Redemption Date or Repurchase Date, as the case may be, unless the Company defaults in making the payment due upon redemption or repurchase.

     Each Liquidation Unit (a "Liquidation Unit") shall consist of the same liquidation proceeds received with respect to each outstanding share of Enterprises common stock pursuant to the Plan of Complete Liquidation of TPI Enterprises, Inc. dated March 15, 1996, as amended (the "Plan of Complete Liquidation") consisting of (i) shares of Common Stock of the Company, the number of which shares may be adjusted in certain instances as set forth in this Article Thirteen, and (ii) cash and any other liquidation proceeds ("Cash Liquidation Proceeds" and, together with the Common Stock of the Company, "Liquidation Proceeds"). Upon conversion, the converting Holder shall receive from the Company an equivalent amount of Liquidation Proceeds as have been received from Enterprises by holders of Enterprises common stock as of such time, and shall receive from the Company an equivalent amount of any further Liquidation Proceeds in such amounts and at such time as holders of Enterprises common stock do. Prior to conversion of the Securities pursuant to this Article Thirteen, the right to receive Liquidation Proceeds upon conversion shall not be transferrable by the converting Holder, except in connection with a corresponding transfer of the Security. After conversion pursuant to Article Thirteen, the right to receive Liquidation Proceeds shall be non-transferable and shall not be assignable (in whole or in part), except by operation of law.

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SECTION 1302.  EXERCISE OF CONVERSION PRIVILEGE.

	  In order to exercise the conversion privilege, the Holder of any Security to be converted shall surrender such Security, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose pursuant to Section 1102, accompanied by written notice to the Company (in form and substance satisfactory to the Company) at such office or agency that the Holder elects to convert such Security or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Securities or portions thereof which have been called for redemption on a Redemption Date within such period or on such Interest Payment Date) be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Securities being surrendered for conversion. Subject to the provisions of Section 307 relating to the payment of Defaulted Interest by the Company, the interest payment with respect to a Security called for redemption on a Redemption Date during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall be payable on such Interest Payment Date to the Holder of such Security at the close of business on such Regular Record Date notwithstanding the conversion of such Security after such Regular Record Date and prior to such Interest Payment Date, and the Holder converting such Security need not include a payment of such interest payment amount upon surrender of such Security for conversion. Except as provided in the preceding sentence and subject to the final paragraph of
Section 307, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Securities surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

     Securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Securities for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Securities as Holders shall cease, and the Person or Persons entitled to receive the Liquidation Proceeds upon conversion and thereafter shall be treated for all purposes thereafter as the person to whom any Liquidation Proceeds are payable, including, as shares of Common Stock of the Company are issued to holders of Enterprises common stock pursuant to the Plan of Complete Liquidation, as the record holder or holders of such Common Stock issuable upon conversion and thereafter. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or

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certificates  for the number  of full  shares of  Common Stock  and Cash
Liquidation Proceeds which have been distributed as of such time to holders of Enterprises common stock pursuant to the Plan of Complete Liquidation, together with payment in lieu of any fraction of a share as provided in
Section 1303, and shall thereafter as promptly as practicable deliver to the converting Holder any such additional shares of Common Stock of the Company (together with payment in lieu of any fraction of a share as provided in Section 1303) and such additional Cash Liquidation Proceeds as such are distributed to holders of Enterprises common stock pursuant to the Plan of Complete Liquidation.

     In the case of any Security which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Security or Securities, with a Guarantee endorsed thereon, of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Security.

SECTION 1303.  FRACTIONS OF SHARES.

     No fractional shares of Common Stock shall be issued upon conversion of Securities. If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Security or Securities (or specified portions thereof), the Company shall pay a cash adjustment (rounded to the nearest cent) in respect of such fraction in an amount equal to the same fraction of the daily closing price per share of Common Stock (consistent with Section 1304(8) below) on the last trading day prior to the date of conversion.

SECTION 1304. ADJUSTMENT OF NUMBER OF SHARES OF COMMON STOCK OF COMPANY ISSUABLE UPON CONVERSION.

     (1) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the number of shares of Common Stock of the Company included in the Liquidation Units which a Holder of a Security converting following the record date of such distribution receives from the Company shall be increased by multiplying the number of shares to be received by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the total number of shares constituting such dividend or other distribution, and of which the denominator shall be such number of shares outstanding at the close of business on such record date, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.


     (2) In case the Company shall issue rights or warrants to all holders of its Common Stock (not being available on an equivalent basis to Holders of the Securities upon conversion) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (8) of this Section) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), then, to the extent that Enterprises' shareholders receive such rights or warrants with respect to the shares of Common Stock issued or issuable pursuant to the Plan of Complete Liquidation and a Holder converts Securities after the date fixed for determination of holders entitled to such rights or warrants, the number of shares of Common Stock of the Company included in the Liquidation Units which a converting Holder converting following such determination date receives from the Company shall be increased by multiplying the number the shares to be received by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, and of which the denominator shall be such number of shares outstanding at the close of business on such date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Company.

     (3) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares which a converting Holder receives following the effectiveness of such subdivision shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into smaller number of shares of Common Stock, the number of shares which a converting Holder receives following the effectiveness of such combination shall be proportionately decreased, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (4) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in paragraph (2) of this Section, any dividend or distribution paid in cash out of the earned surplus of the Company and any dividend or distribution referred to in paragraph (1) of this Section), any Holder who converts after the record date of such distribution shall be entitled to receive from the Company as part of the Liquidation Units the same distribution per share of Common Stock to the extent, and at the same time, that Enterprises' shareholders receive such distribution with respect to shares of Common Stock of the Company received by them pursuant to the Plan of Complete Liquidation. In any case in which this paragraph (4) is applicable, paragraph (2) of this Section shall not be applicable.

     (5) In case the Company shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (including any cash that is distributed as part of a distribution referred to in paragraph (4) of this Section) in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made in cash within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) has been made and (ii) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of other consideration payable in respect of any tender offer by the Company or a Subsidiary for all or any portion of the Company's Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of this Section has been made, exceeds ten percent (10%) of the product of the current market price per share (determined as provided in paragraph (8) of this Section) of the Common Stock on the date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date, the number of shares of Common Stock of the Company included in the Liquidation Units which a Holder converting after the record date of such distribution receives from the Company shall be increased by multiplying the number of shares to be received by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (8) of this Section) of the Common Stock on the date of the effectiveness of such adjustment and of which the denominator shall be such current market price per share of the Common Stock less the amount of cash so distributed applicable to one share of Common Stock, such increase to become effective immediately prior to the opening of business on the later of (a) the day following the date fixed for the payment of such distribution and (b) the date twenty (20) days after the notice relating to such distribution is given pursuant to Section 1306.

     (6) In case a tender offer made by the Company or any Subsidiary for all or any portion of the Company's Common Stock shall expire and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on the last time (the "Expiration Time") tenders may be made pursuant to such tender offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of such tender offer, of other consideration payable in respect of any tender offer by the Company or a Subsidiary for all or any portion of the Company's Common Stock expiring within the twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (6) has been made and (ii) the aggregate amount of any distributions to all holders of the Company's Common Stock made in cash within the twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph (5) of this Section has been made, exceeds ten percent (10%) of the product of the current market price per share (determined as provided in paragraph (8) of this Section) of the Common Stock on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, the number of shares of Common Stock of the Company included in the Liquidation Units which a Holder converting after the Expiration Time receives from the Company shall be increased by multiplying the number of shares to be received by a fraction of which the numerator shall be the product of (i) the current market price per share (determined as provided in Paragraph (8) of this Section) of the Common Stock on the Expiration Time times (ii) such number of outstanding shares on the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so tendered, up to the maximum specified in the terms of the tender offer, being referred to as the "Purchased Shares"), and of which the denominator shall be (i) the product of such current market price per share on the Expiration Time times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time minus
(ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any specified maximum) of the Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time. No such adjustment shall be made in the event of any purchase pursuant to Rule 1Ob-18 under the Exchange Act.

     (7) The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger in which Section 1311 applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (4) of this Section), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (3) of this Section) and the number of shares of Common Stock included in the Liquidation Units receivable from the Company upon conversion shall be adjusted in accordance with paragraphs (3) and (4) of this Section.

     (8) For the purpose of any computation under this paragraph and paragraphs (2), (4) and (5) of this Section, the current market price per share of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five consecutive Trading Days selected by the Company commencing not more than twenty-five (25) Trading Days before, and ending not later than, the date in question; PROVIDED, HOWEVER, that (i) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the number of shares occurs on or after the twenty-fifth (25th) Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the number of shares is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the number of shares occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the fraction by which the number of shares is so required to be adjusted as a result of such other event, and (iii) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the day in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the day in question (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (4) or (5) of this Section, whose determination shall be conclusive and described in a Board Resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common
Stock as of the close  of business  on  the  day before such "ex"  date.
For the purpose of any computation under paragraph (6) of this Section, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest
(the "Commencement Date") of (i) the date twenty-five (25) Trading Days before the date in question, (ii) the date of commencement of the tender offer requiring such computation and (iii) the date of the last amendment, if any, of such tender offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Expiration Time of such tender offer; PROVIDED, HOWEVER, that if the "ex" date for any such event (other than the tender offer requiring such computation) that requires an adjustment to the number of shares occurs on or after the Commencement Date and prior to the Expiration Time for the tender offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the number of shares is so required to be adjusted as a result of such other event. For purposes of this paragraph the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender offer.

     (9) No adjustment in the number of shares shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (9)) would require an increase or decrease of at least one percent (1%) in such number; PROVIDED, HOWEVER, that any adjustments which by reason of this paragraph (9) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (10) The Company may make such increases in the number of shares of Common Stock receivable upon conversion, in addition to those required by paragraphs (1), (2), (3), (4), (5) and (6) of this Section, as it considers to be advisable in order to avoid or
diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income
tax purposes or for any other reasons.   The  Company shall have the power to
resolve any ambiguity or correct any error in this paragraph (10) and its actions in so doing shall be final and conclusive.

     (11) Notwithstanding the other provisions of this Article XIII, a converting Holder shall only be entitled to receive such additional shares to the extent holders of Enterprises common stock receive additional shares of Common Stock of the Company as a result of such corporate action or event, which additional shares shall be received by converting Holders upon the later of conversion and the time Enterprises' shareholders receive such distribution. In addition, the Company may make such adjustments in the number of shares to be received upon conversion, in addition to those required by paragraphs (1), (2), (3), (4), (5), and (6) of this Section, to the extent that, because the corporate action or other event necessitating such adjustment occurs or otherwise requires a calculation as of after September 9, 1996, but prior to the final distribution of shares of Common Stock of the Company deliverable to holders of Enterprises common stock in connection with the liquidation of Enterprises, the application of the adjustment(s) required by paragraph(s) (1), (2), (3), (4), (5), and/or (6) would cause a converting Holder of a Security to receive less or more shares of Common Stock of the Company than would have been received by such Holder had the Holder converted the Security (or such portion thereof then to be converted) immediately prior to September 9, 1996. The Company shall have the power to resolve any ambiguity or correct any error in this paragraph (11) and its actions in so doing shall be final and conclusive.

SECTION 1305.  NOTICE OF ADJUSTMENTS OF NUMBER OF SHARES.

     Whenever the number of shares of Common Stock or other proceeds receivable upon conversion is adjusted as herein provided:

     (a)  the Company shall compute  the  adjustments  in  accordance  with
Section 1304 and shall prepare an Officer's Certificate (the Treasurer of the Company being one of the signatories thereto) setting forth the adjustments and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for the purpose of conversion of Securities pursuant to Section 1102; and

     (b) a notice stating that the Liquidation Proceeds receivable upon conversion have been adjusted and setting forth the adjusted Liquidation Proceeds shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to all Holders at their last addresses as they shall appear in the Security Register.

SECTION 1306.  NOTICE OF CERTAIN CORPORATE ACTION.

     In case:

     (a) the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus which would not trigger an adjustment under Sections 1304(4) or 1304(5); or

     (b) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

     (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

     (d) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

     (e) the Company or any Subsidiary shall commence a tender offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender offer);

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Securities pursuant to Section 1102, and shall cause to be mailed to all Holders at their last addresses as they shall  appear  in  the Security Register, at least twenty (20) days
(or ten (10) days in any case  specified  in clause (a) or (b) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation,
merger,  share  exchange,  sale,  transfer,   dissolution,  liquidation  or
winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up or
(z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (e) of this Section 1306. If at the time the Trustee shall not be the conversion agent, a copy of such notice shall also forthwith be filed by the Company with the Trustee.

SECTION 1307.  COMPANY TO RESERVE COMMON STOCK.

     The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Securities, the full number of shares of Common Stock then issuable upon the conversion of all Outstanding Securities.

SECTION 1308.  TAXES ON CONVERSIONS.

     The Company will pay any and all transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock and other Liquidation Proceeds on conversion of Securities pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock and other Liquidation Proceeds in a name other than that of the Holder of the Security or Securities to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

SECTION 1309.  COVENANT AS TO COMMON STOCK.

     The Company covenants that all shares of Common Stock which may be issued upon conversion of Securities will upon issue (a) be fully paid and nonassessable and, except as provided in Section 1308, the Company will pay all taxes, liens and charges with respect to the issue thereof, and (b) be listed or admitted to trading on any national securities exchange, quoted on the NASDAQ National Market System or listed in any list of bid and asked prices in the over-the-counter market to the same extent as any other shares of Common Stock may be so listed or admitted to trading.

SECTION 1310.  CANCELLATION OF CONVERTED SECURITIES.

     All Securities delivered for conversion shall be delivered to the Security Registrar to be cancelled by or at the direction of the Security Registrar, which shall dispose of the same as provided in Section 309.

SECTION 1311.  PROVISIONS  IN  CASE  OF  CONSOLIDATION,  MERGER  OR SALE OF
ASSETS.

     In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any sale or transfer of all or substantially all of the assets of the Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right thereafter, during the period such Security shall be convertible as specified in Section 1301, to convert such Security only into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which such Security might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Company is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("constituent Person"), or an Affiliate of a constituent Person, and failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section shall similarly apply to successive consolidations, mergers, sales or transfers.

SECTION 1312.  TRUSTEE'S DISCLAIMER.

     The Trustee has no duty to determine when an adjustment under this Article should be made, how it should be made or what it should be. The
Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of

Securities.   The  Trustee shall  not  be  responsible  for  the Company's failure to comply with this Article.

     Section 5. RELEASE OF ENTERPRISES UNDER THE INDENTURE AND THE SECURITIES. Pursuant to Section 902 of the Indenture, as amended hereby, Enterprises is hereby relieved of all obligations and covenants under the Indenture and the Securities.

     Section 6.     CONDITIONS TO EFFECTIVENESS.   This  First Supplemental
Indenture shall become effective on September 9, 1996 (the "Effective Date"), subject to the satisfaction of the following conditions precedent:

	  (i) NO EVENT OF DEFAULT. Immediately after giving effect to the transactions contemplated herein, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

	  (ii) OFFICERS' CERTIFICATES AND OPINIONS OF COUNSEL. Enterprises shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel pursuant to Section 901 of the Indenture, as amended hereby, each stating that: (I) (a) the sale and transfer of the assets of Enterprises to the Company and this First Supplemental Indenture comply with Article Nine of the Indenture, as amended hereby, and (b) all conditions precedent set forth in the Indenture, as amended hereby, relating to the foregoing have been complied with; and (II) the Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel pursuant to Section 901 of the Indenture, as amended hereby, each stating that the Guarantee remains in full force and effect.

	  (iii) BOARD RESOLUTIONS. The Company, the Guarantor and Enterprises shall each have delivered to the Trustee a copy of a Board Resolution, certified by its Secretary or an Assistant Secretary, duly adopted by its Board of Directors, authorizing the transactions contemplated by, and the execution and delivery of, this First Supplemental Indenture.

     Section 8. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 9. GOVERNING LAW. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the date first above written.

				   THE COMPANY:

				   SHONEY'S, INC.
ATTEST:


/S/ ROBERT J. AMES                 By:/S/ F.E. MCDANIEL, JR.
Assistant Secretary
				   Title: Treasurer
[SEAL]


				   ENTERPRISES:

				   TPI ENTERPRISES, INC.
ATTEST:


/S/ FREDERICK W. BURFORD           By:/S/ J. GARY SHARP
Secretary
				   Title: PRESIDENT AND CEO
[SEAL]


				   THE GUARANTOR:

				   TPI RESTAURANTS, INC.
ATTEST:


/S/ FREDERICK W. BURFORD           By:/S/ J. GARY SHARP
Secretary
				   Title: PRESIDENT AND CEO
[SEAL]


				   THE TRUSTEE:

				   THE BANK OF NEW YORK
ATTEST:


/S/ MARIE E. TRIMBOLI              By:/S/ LUCILLE FIRRINCIELI
Assistant Treasury
				   Title: ASSISTANT VICE PRESIDENT
[SEAL]